EXHIBIT 12.1
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

                                  Three Months Ended
                                       March 31,                    Year Ended December 31,
                                  ------------------        -------------------------------------------------
                                    2000      1999            1999      1998      1997      1996       1995
                                  --------  --------        --------  --------  --------  --------   --------

Net Earnings from Operations      $ 60,872  $ 23,877        $161,570  $102,936  $ 38,832  $ 79,384   $ 47,660
Add:
     Interest Expense               41,986    30,918         170,746    77,650    52,704    38,819     32,005
                                  --------  --------        --------  --------  --------  --------   --------

Earnings as Adjusted              $102,858  $ 54,795        $332,316  $180,586  $ 91,536  $118,203   $ 79,665
                                  ========  ========        ========  ========  ========  ========   ========

Fixed Charges:
     Interest Expense             $ 41,986  $ 30,918        $170,746  $ 77,650  $ 52,704  $ 38,819   $ 32,005
     Capitalized Interest            4,183     3,927          15,980    19,173    18,365    16,138      8,599
                                  --------  --------        --------  --------  --------  --------   --------

         Total Fixed Charges      $ 46,169  $ 34,845        $186,726  $ 96,823  $ 71,069  $ 54,957   $ 40,604
                                  ========  ========        ========  ========  ========  ========   ========

Ratio of Earnings, as Adjusted
  to Fixed Charges                   2.2       1.6             1.8       1.9       1.3       2.2        2.0
                                  ========  ========        ========  ========  ========  ========   ========
